Exhibit 99.1

101 Main St.
P.O. Box 1628
Lafayette, IN 47902
(765) 742-1064

www.LSBANK.com
lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE	For further information contact:
Randolph F. Williams
President/CEO
(765) 742-1064
Fax: (765) 429-5932

LSB Financial Corp. Announces Third Quarter and Year-to-Date Results

November 6, 2013, Lafayette, IN - LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported year-to-date earnings of $2.0 million or $1.29 diluted earnings per share compared to $2.0 million or $1.28 diluted earnings per share a year earlier.  Earnings for the quarter were $703,000 or $0.45 diluted earnings per share compared to $879,000 or $0.56 diluted earnings per share a year earlier.  The major contributors to the Bank’s year-to-date performance were a $950,000 decrease in the provision for loan losses, a 59% improvement over last year; and a $296,000 or 37% increase in other income due primarily to increased fee income from the sale of other financial instruments and increases in mortgage loan servicing fees. These were offset by net interest income which decreased $841,000 or 8.8% compared to the same period in 2012 primarily because of lower loan rates and slower loan growth for the nine months and by a $394,000 decrease in the gain on the sale of mortgage loans over the first nine months of last year as higher long term interest rates slowed mortgage refinance activity.

Randolph F. Williams, president and CEO stated, “We continue to make progress with our troubled loans which now compare favorably with peer data.  At September 2013, non-performing assets were under 1.0% of total assets, totaling $2.9 million or 0.82% of total assets, compared to $6.7 million or 1.84%, at the end of 2012 and an eleven year low.  We have had a decrease in non-performing assets in each of the past 11 quarters.  With an allowance for loan losses totaling $6.4 million and only $2.9 million in non-performing loans we believe we are well reserved against asset deterioration.”

The Bank continues to maintain a strong capital base with a total capital-to-asset ratio at September 30, 2012 at 11.33%, and a risk-based capital ratio of 17.35%, both of which are well above the current definition of “well-capitalized” as defined by the bank regulators.

The closing market price of LSB stock on November 5, 2013 was $27.95 per share as reported by the NASDAQ Global Market. This represents an increase of 41.02% over the same date last year.

LSB FINANCIAL CORP. SELECTED CONSOLIDATED FINANCIAL INFORMATION (Dollars in thousands except share and per share amounts)
Selected balance sheet data:	September 30, 2013 (Unaudited)	December 31, 2012

Cash and due from banks	$1,382	$25,643
Interest bearing deposits	24,337	5,778
Interest-bearing time deposits	1,743	1,740
Securities available-for-sale	50,337	28,004
Loans held for sale	200	1,363
Net portfolio loans	254,453	280,257
Allowance for loan losses	6,407	5,900
Premises and equipment, net	7,235	7,069
Federal Home Loan Bank stock, at cost	3,185	3,185
Bank-owned life insurance	6,709	6,595
Other assets	5,523	4,976
Total assets	355,104	364,610

Deposits	302,300	308,637
Advances from Federal Home Loan Bank	10,000	15,000
Other liabilities	2,573	2,018
Total liabilities	314,873	325,655

Shareholders’ equity	40,231	38,955
Book value per share	$25.80	$25.04
Equity / assets	11.33%	10.68%
Total shares outstanding	1,559,543	1,555,972

Asset quality data:
Total non-accruing loans	$2,762	$6,443
Non-accruing loans 90 or more days past due	1,618	2,907
Non-accruing loans less than 90 days past due	1,144	3,536
Other real estate / assets owned	162	256
Total non-performing assets	2,924	6,699
Non-performing loans / total loans	1.06%	2.25%
Non-performing assets / total assets	0.82%	1.84%
Allowance for loan losses / non-performing loans	231.97%	91.57%
Allowance for loan losses / non-performing assets	219.12%	88.06%
Allowance for loan losses / net loans receivable	2.46%	2.06%
Loans charged off	$357	$1,710
Recoveries on loans previously charged off	214	179

	Three months ended September 30, (Unaudited)		Nine months ended September 30, (Unaudited)
	2013	2012	2013	2012
Selected operating data:
Total interest income	$3,389	$3,901	$10,493	$12,045
Total interest expense	575	769	1,819	2,530
Net interest income	2,814	3,132	8,674	9,515
Provision for loan losses	25	500	650	1,600
Net interest income after provision for loan losses	2,789	2,632	8,024	7,915
Non-interest income:
Deposit account service charges	320	338	892	985
Gain on sale of mortgage loans	250	770	1,208	1,602
Net (loss) on sale of real estate owned	---	24	(2)	(115)
Other non-interest income	340	348	1,089	793
Total non-interest income	910	1,480	3,187	3,265
Non-interest expense:
Salaries and benefits	1,407	1,591	4,485	4,607
Occupancy and equipment, net	328	302	968	903
Computer service	156	167	453	468
Advertising	93	72	306	249
Other	604	577	1,821	1,827
Total non-interest expense	2,588	2,709	8,033	8,054
Income before income taxes	1,111	1,403	3,178	3,126
Income tax expense	408	524	1,158	1,142
Net income	703	879	2,020	1,984
Other comprehensive income (loss)	1	96	(578)	150
Comprehensive income	704	975	1,442	2,134

Weighted average number of diluted shares	1,567,964	1,558,037	1,562,797	1,555,756
Diluted earnings per share	$0.45	$0.56	$1.29	$1.28

Return on average equity	7.04%	9.27%	6.79%	7.11%
Return on average assets	0.79%	0.98%	0.75%	0.72%
Average earning assets	$336,650	$327,464	$340,371	$324,188
Net interest margin	3.34%	3.83%	3.40%	3.91%
Efficiency ratio	69.96%	65.88%	71.65%	72.04%